                                                               EXHIBIT (a)(5)(v)
             SUMMARY ADVERTISEMENT PUBLISHED IN WALL STREET JOURNAL

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 16, 2001 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Banc of America Securities LLC, as Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                 Any and All Outstanding Shares of Common Stock
                                       of
                            HIGH PLAINS CORPORATION
                                       at
                             $5.6358 Net Per Share
                                       by
                      ASA ENVIRONMENT & ENERGY HOLDING AG,
                     an indirect wholly owned subsidiary of
                                 ABENGOA, S.A.

   ASA Environment & Energy Holding AG, a company organized under the laws of Switzerland (the "Purchaser"), which is an indirect wholly owned subsidiary of Abengoa, S.A., a company organized under the laws of Spain ("Abengoa"), is offering to purchase any and all outstanding shares of the common stock, par value $.10 per share (the "Shares"), of High Plains Corporation, a Kansas corporation (the "Company"), at a price of $5.6358 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest (the "Offer Price"), upon the terms and conditions set forth in the Offer to Purchase dated November 16, 2001, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, DECEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.


   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on the expiration date of the Offer a number of Shares equal to or greater than 81% of the total Shares then issued and outstanding (the "Minimum Tender Condition"), and (ii) the satisfaction of certain other terms and conditions.

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 1, 2001 among Abengoa, the Purchaser, Abengoa Biofuels Corp. and the Company (the "Merger Agreement"). The Merger Agreement provides for the making of the Offer by the Purchaser and further provides that following completion of the Offer, Abengoa Biofuels Corp. will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company and Shares owned by stockholders who perfect any available appraisal rights under the Kansas General Corporation
Code) will be converted into the right to receive $5.6358 in cash, less any required withholding of taxes and without interest.

   The Board of Directors of the Company unanimously (i) approved the Merger Agreement, the Offer and the Merger, (ii) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares to the Purchaser.
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   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the American Stock Transfer & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer and the Merger Agreement, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase) and (iii) any other required documents. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will any interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

   The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, December 17, 2001, unless and until the Purchaser in accordance with the terms of the Merger Agreement, has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   Upon the one-time written request of the Company, the Purchaser is required to extend the Expiration Date by ten additional business days if on the initial scheduled Expiration Date of the offer, all offer conditions have not been satisfied or waived. In addition, if all offer conditions have not been satisfied or waived by the initial scheduled Expiration Date, the Purchaser may from time to time, until such time as all conditions are satisfied or waived, extend the expiration date, each such extension not to exceed (unless otherwise consented to by the Company) the lesser of 10 business days or such fewer number of days that the Purchaser believes are necessary to cause all conditions to the Offer to be satisfied; provided, however, the Expiration Date may not be extended beyond 60 calendar days after commencement of the Offer. In addition, the Offer price may be increased and the Offer may be extended to the extent required by applicable law. If, immediately prior to the initial expiration date of the offer, the Shares validly tendered and not withdrawn equal less than 90% of the outstanding shares, the Purchaser may extend the expiration date for a period not to exceed 20 business days, notwithstanding that all offer conditions are satisfied as of such expiration date. In addition, the Purchaser may make available a subsequent offering period of up to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended. Any extension of the Offer may be given by oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by a public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

   Except as otherwise provided in Section 3 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 15, 2002. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who

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tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an "eligible institution" (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the "book-entry transfer facility" (as defined in the Offer to Purchase) to be credited with the withdrawn Shares, and otherwise comply with the book-entry transfer facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination shall be final and binding.

   The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

   The Company has provided to Abengoa and the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

   Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The information agent for the offer is:

                          [LOGO OF MORROW & CO., INC.]

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: HIPC.INFO@morrowco.com

                      The dealer manager for the offer is:

                       [LOGO OF AMERICA SECURITIES LLC]

                               9 West 57th Street
                               New York, NY 10019
                               Call: (212) 583-8537

November 16, 2001

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